Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2020 (except for Note 18 as to which the date is November 20, 2020), with respect to the consolidated financial statements of Mid-Con Energy Partners, LP contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

December 4, 2020